Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8) pertaining to the Atlas Energy Solutions Inc. Long Term Incentive Plan of our report dated February 15, 2023, with respect to the balance sheets of Atlas Energy Solutions Inc. included in the Prospectus of Atlas Energy Solutions Inc. (f/k/a New Atlas HoldCo Inc.) filed pursuant to Rule 424(b) under the Securities Act filed with the Securities and Exchange Commission on September 12, 2023, relating to the Registration Statement on Form S-4 (File No. 333-273585) of Atlas Energy Solutions Inc. for the registration of its common stock originally filed with the Securities and Exchange Commission on August 1, 2023 (as amended, including all exhibits).

/s/ Ernst & Young LLP

Austin, Texas

October 3, 2023